Exhibit 99.1

February 5, 2010

PAUL J. NORRIS

Mr. A. E. Festa

Chairman & Chief Executive Officer

W. R. Grace & Co.

7500 Grace Dr.

Columbia, MD 21044

Dear Fred,

Effective today, I am resigning from the W. R. Grace & Co. Board of Directors to spend more time on my other business activities.  I wish you, the Board of Directors and my former colleague’s best wishes for health, happiness and success in all your endeavors.

Sincerely,

/s/ Paul
Paul J. Norris